Exhibit 10.35

                                    Verestar
April 4, 2002

Mr. Syed Naqvi,
Chief Financial Officer
GLOBALTRON COMMUNICATIONS CORPORATION
100 North Biscayne Boulevard
Suite 2500
Miami, Florida  33132


Re: Verestar Service Agreements, IVDOC-20A and IVD00321 and License Agreement IVD00-36} between Verestar, Inc. and Globaltron Communications Corporation (collectively, the "Agreements")


Dear Mr. Naqvi:

As you are aware, payments for service provided under the above-captioned Agreements are severely delinquent. Our intention by this letter is to memorialize the agreement between Verestar, Inc. ("Verestar" or "Party") and Globaltron Communications Corporation ("Globaltron" or "Party" with respect to the termination of the above-captioned Agreements, the resolution of outstanding balances and termination liabilities and the relationship of the Parties going forward.

The outstanding balance due under the three Agreements as of March 31, 2002 is $296,659.14 (the "Sum"). In exchange for the payment of the Sum as provided in the succeeding paragraph, Verestar hereby agrees to the termination of the Agreements. Subsequent to such termination, Globaltron and its affiliates are released from the Agreements and any claims of any kind or nature which Verestar or its affiliates had, has or may have against Globaltron and each of its affiliates of any kind or nature under the Agreement, including but not limited to the early termination liabilities thereunder, provided that Globaltron executes a new co-location agreement ("New Agreement"), upon the terms and conditions set forth in the attachment hereto, for the placement of Globaltron equipment at Verestar's facilities at 60 Hudson Street, New York City. It is specifically understood that upon signing of the New Agreement that Globaltron pay to Verestar the sum of $57,600.00 being the first month's service charge and a security deposit as set forth in the New Agreement.

Therefore, in exchange for its release from the obligations of the Agreements and termination of any rights of Verestar thereafter, Globaltron shall be bound to the following specific obligations:

     o Globaltron will pay Verestar $150,000.00 upon the execution of this letter, but under no circumstances later than April 5, 2002.

     o Globaltron will pay Verestar the remaining outstanding balance of $146,659.14 (the total of these two payments equals the Sum) on or before April 30, 2002.

     o The release above provided shall not be effective unless the Sum is paid in full.

     o The Parties agree to negotiate in good faith a binding future agreement that will impose upon Globaltron the obligation that, if needed (as determined by Globaltron), any future purchases, leases or other acquisition of space segment, teleport, collocation or other services which were the subject of the above-captioned Agreements shall be from Verestar at fair current market prices, ad determined by Verestar, acting in good faith, for the service requested. The requirement that Globaltron purchase such services from Verestar will expire on December 25, 2005, (the expiration of the original Agreements).

If you are in agreement with the terms of this letter agreement, please counter-sign and return it to me with the first installment of $150,000.00 on or before April 5, 2002. If you need additional information or documentation, please do not hesitate to contact me.


Very truly yours,



Kay Sears
Vice President, Global Sales
Verestar, Inc.


cc:  Adam Edeman
     Yamile Reyes
     Ramiro Acosta


ACCEPTED AND AGREED TO


GLOBALTRON COMMUNICATIONS CORPORATION


This 5th day of April, 2002


------------------------------------------
Syed Naqvi
Chief Financial Officer